EXHIBIT 10.4
Termination Agreement
of
Amended and Restated Advisory Agreement
This Termination Agreement (this “Agreement”) is entered into on this October 4, 2019, by and among Carter Validus Mission Critical REIT, Inc., a Maryland corporation (the “Company”), Carter/Validus Operating Partnership, LP, a Delaware limited partnership (the “Partnership”) and Carter/Validus Advisors, LLC, a Delaware limited liability company (the “Advisor”).
Recitals
WHEREAS, the parties hereto have entered into that Amended and Restated Advisory Agreement dated November 26, 2010, as amended by that First Amendment dated March 29, 2011, that Second Amendment dated October 4, 2012 and that Third Amendment dated November 25, 2014 (collectively, the “Advisory Agreement”);
WHEREAS, the Company and the Partnership are party to that Merger Agreement dated April 11, 2019, by and among the Company, the Partnership, Carter Validus Mission Critical REIT II, Inc., Carter Validus Operating Partnership II, LP and Lightning Merger Sub, LLC (the “Merger Agreement”);
WHEREAS, as of the Closing Date (as defined in the Merger Agreement) which is expected to be on or around October 4, 2019, the Company will merge with and into Merger Sub (as defined in the Merger Agreement);
WHEREAS, such merger under the Merger Agreement would satisfy the definition of “Change of Control” as provided in the Advisory Agreement;
WHEREAS, Section 4.02 of the Advisory Agreement provides each party hereto an option to terminate the Advisory Agreement immediately upon a Change of Control (as defined in the Advisory Agreement); and
WHEREAS, the parties hereto desire to terminate the Advisory Agreement effective as of the Closing Date.
Agreement
NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as the following which shall become effective as of the Closing Date:

1

1.	Termination of Advisory Agreement. The Advisory Agreement shall be terminated accordance with Section 4.02 and other applicable provisions thereof (the “Termination”).

2.
Waiver of Termination Fees. Notwithstanding any applicable provisions set forth in the Advisory Agreement, the Advisor waives any claim or right it has with respect to any fees which the Advisor may be entitled to receive in connection with the Termination, and other parties hereto acknowledges such waiver of the Advisor.

3.
Governing Law. This Termination Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, and venue for any action brought with respect to any claims arising out of this Termination Agreement shall be brought exclusively in Hillsborough County, Tampa.

4.	Counterparts. This Termination Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

5.	Conflicts. In the event of a conflict between the provisions of this Termination Agreement and the Advisory Agreement, the provisions of this Termination Agreement shall control.

[Signature Page Follows]

In Witness Whereof, the parties hereto have executed this Termination Agreement as of the date first mentioned above for effectiveness as of the Closing Date.

CARTER VALIDUS MISSION CRITICAL REIT, INC.

By: /s/ Michael A. Seton
Michael A. Seton
Chief Executive Officer and President

CARTER/VALIDUS ADVISORS, LLC

By: /s/ Kay C. Neely
Kay C. Neely
Chief Financial Officer

CARTER/VALIDUS OPERATING PARTNERSHIP, LP

 By: Carter Validus Mission Critical REIT, Inc.

By: /s/ Michael A. Seton
Michael A. Seton
Chief Executive Officer and President

[Signature Page to Termination Agreement of Amended and Restated Advisory Agreement]